EXHIBIT 99.1

Forterra Announces First Quarter 2018 Results

First Quarter Highlights

•	Higher Income from operations, EBITDA and Adjusted EBITDA[1] in the Drainage segment due to higher selling prices and mitigation of inflationary cost pressures

•	Lower Corporate costs as a result of reduced consulting spend and continued cost savings initiatives

•	Completed the Bessemer ductile iron pipe facility upgrade to lower input costs and increase plant efficiency

•	Net loss of $19.9 million and Adjusted EBITDA of $15.1 million, above the top-end of the guidance range

Irving, TX - GLOBE NEWSWIRE - May 8, 2018 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended March 31, 2018.1
CEO Commentary
Forterra CEO Jeff Bradley commented, “Our results for the quarter exceeded our guidance range due to better than expected results in our Drainage segment and lower Corporate costs. Our Drainage results reflect the benefit of our procurement and operations initiatives and strategic transactions focused on mitigating the impact of inflationary cost pressures and driving growth in favorable markets. This improvement offset softer results in our Water segment that were impacted by planned downtime at Bessemer, unfavorable weather and higher scrap costs that have not yet been offset by higher selling prices.”

1 A reconciliation of non-GAAP financial measures, including EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin, to comparable GAAP financial measures is provided in the Reconciliation of Non-GAAP Measures section of this press release.

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Bradley continued, “We are focused on delivering continued improvement in our results including driving higher selling prices in Water through an increasingly disciplined approach to pricing in the face of continued industry wide inflationary cost pressures. The successful completion of the Bessemer project positions the Water segment for increased efficiency and lower input costs for the balance of 2018 and beyond.”

First Quarter 2018 Consolidated Results
First quarter 2018 net sales declined to $290.0 million, compared to $338.3 million in the prior year quarter, due mainly to the impact of previously disclosed asset sales and divestitures, downtime at the Bessemer, Alabama ductile iron pipe facility and the impact of weather. Net loss for the quarter was $19.9 million, or a loss of $0.31 per share, compared to a net loss of $22.5 million, or a loss of $0.35 per share, in the prior year quarter. Adjusted EBITDA for the first quarter was $15.1 million, compared to $11.9 million in the prior year quarter, due to the benefit of improved results in Drainage and lower costs at Corporate, partially offset by lower results in Water.

Drainage Pipe & Products (“Drainage”) - First Quarter 2018 Results
Drainage net sales decreased to $155.6 million, compared to $160.4 million in the prior year quarter. Net sales excluding the impact of acquisitions and divestitures grew by approximately 4% due to growth in shipments and average selling prices for pipe and precast products as well as growth in sales in both structural products and Bio Clean. The organic growth in shipments reflects stronger demand in a number of key regions, partially offset by weather-driven sales declines in regions including North Texas, that experienced record levels of rainfall in February, and our Midwest and northern regions that were impacted by significant late season winter weather.

Drainage gross profit was $26.4 million, compared to $17.4 million in the prior year quarter, reflecting the benefit of higher average selling prices and the mitigation of labor, freight and raw materials cost inflation through the 2017 procurement and cost efficiency initiatives. Drainage EBITDA and Adjusted EBITDA

EXHIBIT 99.1

were $21.2 million and $22.4 million, respectively, compared to $11.4 million and $12.8 million, respectively, in the prior year quarter. The improvements in EBITDA and Adjusted EBITDA reflect the benefit of higher gross profit and lower selling, general and administrative expenses (“SG&A”).

Water Pipe & Products (“Water”) - First Quarter 2018 Results
Water net sales decreased to $134.3 million, compared to $177.8 million in the prior year quarter. Excluding the impact of the divestiture of the U.S. concrete and steel pressure pipe business, net sales declined by 11%, due primarily to lower ductile iron pipe sales as a result of the impact of the Bessemer project on production levels in January and February and the impact of late season snow and cold weather in the North, Mid-Atlantic and Midwest regions.

Water gross profit in the first quarter was $8.1 million compared to $22.2 million in the prior year quarter. First quarter 2018 Water EBITDA and Adjusted EBITDA of $6.9 million and $7.7 million, respectively, compared to $17.1 million and $17.8 million, respectively, in the prior year quarter. The divested U.S. concrete and steel pressure pipe business contributed EBITDA and Adjusted EBITDA losses of $5.3 million and $5.5 million, respectively, in the first quarter of 2017. The decline in EBITDA and Adjusted EBITDA, excluding the impact of the divestiture, was due primarily to the approximately $10 million impact of the Bessemer project and the impact of higher scrap costs for ductile iron pipe products that were not yet offset by an increase in average selling prices.

Corporate and Other (“Corporate”) - First Quarter 2018 Results
Corporate EBITDA and Adjusted EBITDA loss of $10.9 million and $15.0 million, respectively, in the first quarter of 2018 compared to EBITDA and Adjusted EBITDA loss of $21.1 million and $18.7 million, respectively, in the prior year quarter. The year over year improvement is due primarily to lower external consulting fees and continued cost savings initiatives.

EXHIBIT 99.1

Balance Sheet and Liquidity
On March 31, 2018, the Company had cash of $53.4 million, outstanding debt on its senior term loan of $1.2 billion and no outstanding balance on the Company's $300.0 million asset based revolving credit facility. The decline in cash, compared to the fourth quarter 2017, was consistent with expectations relative to the full-year 2018 key cash out-flow items guidance range previously provided by the Company. Net cash used in operating activities of $43.3 million improved significantly as compared to $77.8 million in the prior year quarter due to reduced working capital requirements.

Financial Outlook
For the second quarter of 2018, the Company expects that net income will range from $0 million to $6 million and Adjusted EBITDA will range from $50 million to $58 million. The second quarter guidance range incorporates the following key assumptions:

•
Continued gradual year over year improvement in Drainage, including expected net sales growth on the benefit of higher shipments and higher average selling prices mitigating the impact of continued cost inflation

•
Lower expected EBITDA, EBITDA margin, Adjusted EBITDA and Adjusted EBITDA margin in Water, as compared to the same quarter last year, as a result of a significant increase in scrap costs not yet fully offset by higher average selling prices

•	Corporate costs of $15 to $16 million, consistent with the first quarter of 2018
The Company continues to expect full year 2018 net income, including the benefits of U.S. tax reform, Adjusted EBITDA and Adjusted EBITDA margin to improve as compared to 2017, reflecting the benefit of initiatives put in place to mitigate the impact of inflationary cost pressures, higher average selling prices and lower Corporate expenses. Corporate costs for the balance of 2018 are expected to be in the range of $15 to $16 million per quarter, lowered from the previous guidance range of $16 to $17 million on the benefit of cost-savings initiatives.

EXHIBIT 99.1

Drainage - Key Financial Statistics:

($ in millions)	First Quarter

	Q1 2018	Q1 2017

Net Sales	$155.6	$160.4
Gross Profit	26.4	17.4
EBITDA	21.2	11.4
Adjusted EBITDA	$22.4	$12.8
Gross Profit Margin	17.0%	10.8%
Adjusted EBITDA Margin	14.4%	8.0%

Water - Key Financial Statistics:

($ in millions)	First Quarter

	Q1 2018	Q1 2017

Net Sales	$134.3	$177.8
Gross Profit	8.1	22.2
EBITDA	6.9	17.1
Adjusted EBITDA	$7.7	$17.8
Gross Profit Margin	6.0%	12.5%
Adjusted EBITDA Margin	5.7%	10.0%

Conference Call and Webcast Information
Forterra will host a conference call to review first quarter 2018 results on May 8, 2018 at 8:30 a.m. Eastern Time (7:30 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 6398379. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast which is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater management. Based in Irving, Texas, Forterra’s product breadth and significant scale help make it a one-stop shop for water related pipe and products, and a preferred supplier to a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

EXHIBIT 99.1

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update any forward-looking statement to reflect future events, developments or otherwise, except as may be required by applicable law. Investors are referred to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

EXHIBIT 99.1

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three months ended
	March 31,
	2018	2017
	(unaudited)
Net sales	$289,960	$338,302
Cost of goods sold	255,595	299,335
Gross profit	34,365	38,967
Selling, general & administrative expenses	(51,862)	(65,301)
Impairment and exit charges	(1,445)	(435)
Earnings from equity method investee	1,849	3,171
Other operating income, net	790	1,233
	(50,668)	(61,332)
Loss from operations	(16,303)	(22,365)

Other income (expense)
Interest expense	(13,308)	(13,542)
Other income, net	6,016	—
Loss before income taxes	(23,595)	(35,907)
Income tax benefit	3,685	13,364
Net loss	$(19,910)	$(22,543)

Basic and Diluted loss per share:
Net loss	$(0.31)	$(0.35)
Weighted average common shares outstanding:
Basic and Diluted	63,838	63,789

EXHIBIT 99.1

Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	March 31, 2018	December 31, 2017
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$53,355	$104,534
Receivables, net	196,313	192,654
Inventories	268,659	236,655
Prepaid expenses	6,583	5,381
Other current assets	23,083	27,059
Current assets held for sale	—	12,242
Total current assets	547,993	578,525
Non-current assets
Property, plant and equipment, net	414,266	412,572
Goodwill	505,063	496,141
Intangible assets, net	220,267	225,304
Investment in equity method investee	56,294	54,445
Other long-term assets	22,757	18,866
Non-current assets held for sale	—	25,385
Total assets	$1,766,640	$1,811,238

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$127,906	$108,560
Accrued liabilities	39,729	72,782
Deferred revenue	11,240	9,029
Current portion of long-term debt	12,510	12,510
Current portion of tax receivable agreement	34,601	34,601
Current liabilities held for sale	—	4,615
Total current liabilities	225,986	242,097
Non-current liabilities
Senior term loan	1,179,963	1,181,277
Deferred tax liabilities	59,161	67,481
Deferred gain on sale-leaseback	74,921	75,743
Other long-term liabilities	30,556	29,187
Long-term tax receivable agreement	82,962	82,962
Total liabilities	1,653,549	1,678,747
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 64,227 and 64,231 shares issued and outstanding	18	18
Additional paid-in-capital	231,120	230,023
Accumulated other comprehensive loss	(6,515)	(5,098)
Retained deficit	(111,532)	(92,452)
Total shareholders' equity	113,091	132,491
Total liabilities and shareholders' equity	$1,766,640	$1,811,238

EXHIBIT 99.1

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Three months ended
	March 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net loss	$(19,910)	$(22,543)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation & amortization expense	27,412	29,804
Gain on business divestiture	(6,016)	—
Loss on disposal of property, plant and equipment	53	774
Amortization of debt discount and issuance costs	2,017	1,976
Stock-based compensation expense	1,154	—
Earnings from equity method investee	(1,849)	(3,171)
Distributions from equity method investee	—	2,250
Unrealized gain on derivative instruments, net	(3,349)	—
Unrealized foreign currency gains, net	(187)	(2,008)
Provision (recoveries) for doubtful accounts	(614)	1,677
Deferred taxes	(8,644)	(4,514)
Deferred rent	585	589
Other non-cash items	457	458
Change in assets and liabilities:
Receivables, net	(3)	(42,066)
Inventories	(30,772)	(38,305)
Related party receivables	140	(5,972)
Other current assets	2,730	(1,354)
Accounts payable and accrued liabilities	(7,980)	2,408
Other assets & liabilities	1,435	2,214
NET CASH USED IN OPERATING ACTIVITIES	(43,341)	(77,783)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(9,273)	(17,077)
Settlement of net investment hedges	(4,990)	—
Assets and liabilities acquired, business combinations, net	10,055	(35,346)
NET CASH USED IN INVESTING ACTIVITIES	(4,208)	(52,423)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on term loans	(3,128)	(2,625)
Proceeds from revolver	—	134,000
Payments on revolver	—	(14,000)
Other financing activities	(136)	(7)
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES	(3,264)	117,368
Effect of exchange rate changes on cash	(366)	354
Net change in cash and cash equivalents	(51,179)	(12,484)
Cash and cash equivalents, beginning of period	104,534	40,024
Cash and cash equivalents, end of period	$53,355	$27,540

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	14,096	12,738
Income taxes paid	899	925
SUPPLEMENTAL NON-CASH INVESTING AND FINANCING DISCLOSURES:
Assets and liabilities acquired in non-cash exchange	18,140	—

EXHIBIT 99.1

Additional Statistics (unaudited)

Reconciliation of Non-GAAP Measures

In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present adjusted EBITDA and adjusted EBITDA margin. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as net (loss), interest expense, depreciation and amortization, income tax benefit and before (gains)/losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin and non-cash compensation expense. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP

EXHIBIT 99.1

measures make adjustments. Additionally, adjusted EBITDA and adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating adjusted EBITDA and adjusted EBITDA margin, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of adjusted EBITDA and adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using adjusted EBITDA and adjusted EBITDA margin as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

EXHIBIT 99.1

Reconciliation of net (loss) to Adjusted EBITDA
(in thousands)

	Three months ended March 31,
	2018	2017
	(unaudited)
Net loss	$(19,910)	$(22,543)
Interest expense	13,308	13,542
Depreciation and amortization	27,412	29,804
Income tax benefit	(3,685)	(13,364)
EBITDA[1]	17,125	7,439
(Gain) loss on sale of property, plant & equipment, net[2]	53	774
Impairment and exit charges[3]	1,445	435
Transaction costs[4]	1,161	2,059
Inventory step-up impacting margin[5]	173	1,419
Non-cash compensation[6]	1,154	357
Other (gains) losses[7]	(5,976)	(538)
Adjusted EBITDA	$15,135	$11,945
Adjusted EBITDA margin	5.2%	3.5%
Gross profit	34,365	38,967
Gross profit margin	11.9%	11.5%

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing equipment.

[3]	Impairment or abandonment of long-lived assets and other exit charges.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]	Non-cash equity compensation expense.

[7]	Other (gains) or losses, including the non-cash gain on a divestiture transaction completed in January 2018 and gains on insurance proceeds related to the destruction of property.

EXHIBIT 99.1

Reconciliation of segment EBITDA to segment Adjusted EBITDA
(in thousands)

Three months ended March 31, 2018	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$21,159	$6,909	$(10,943)	$17,125

(Gain) loss on sale of property, plant & equipment, net[2]	(325)	378	—	53
Impairment and exit charges[3]	1,161	292	(8)	1,445
Transaction costs[4]	—	—	1,161	1,161
Inventory step-up impacting margin[5]	173	—	—	173
Non-cash compensation[6]	240	164	750	1,154
Other (gains) losses[7]	(16)	—	(5,960)	(5,976)
Adjusted EBITDA	$22,392	$7,743	$(15,000)	$15,135

Net sales	$155,645	$134,313	$2	$289,960
Gross Profit	$26,416	$8,083	$(134)	$34,365

Three months ended March 31, 2017	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$11,411	$17,112	$(21,084)	$7,439

(Gain) loss on sale of property, plant & equipment, net[2]	(6)	780	—	774
Impairment and exit charges[3]	—	435	—	435
Transaction costs[4]	—	—	2,059	2,059
Inventory step-up impacting margin[5]	1,419	—	—	1,419
Non-cash compensation[6]	21	19	317	357
Other (gains) losses[7]	—	(538)	—	(538)
Adjusted EBITDA	$12,845	$17,808	$(18,708)	$11,945

Net sales	$160,448	$177,849	$5	$338,302
Gross Profit	$17,377	$22,155	$(565)	$38,967

[1]	For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.

[2]	(Gain) loss on sale of property, plant and equipment, primarily related to the disposition of manufacturing equipment.

[3]	Impairment or abandonment of long-lived assets and other exit charges.

[4]	Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.

[5]	Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.

[6]	Non-cash equity compensation expense.

[7]	Other (gains) or losses, including the non-cash gain on a divestiture transaction completed in January 2018 and gains on insurance proceeds related to the destruction of property.

EXHIBIT 99.1

Reconciliation of Net Income to Adjusted EBITDA Guidance for Q2 2018
(in millions)

	Q2 2018 Guidance
	Low	High
Net income	$—	$6
Interest expense	17	17
Income tax expense	4	6
Depreciation and amortization	29	29
Adjusted EBITDA	$50	$58

Source: Forterra, Inc.

Company Contact Information:
David J. Lawrence
Vice President of Treasury and Investor Relations
469-299-9113
IR@forterrabp.com